Exhibit 99.1

AÉROPOSTALE REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2010

Fourth Quarter Earnings of $0.95 Per Share,
Including $0.03 Per Share Unfavorable Impact Due to Higher Effective Tax Rate
Provides First Quarter and Full Year Fiscal 2011 Guidance

New York, New York, March 10, 2011 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the fourth quarter and fiscal 2010, as well as provided guidance for the first quarter and full year fiscal 2011.

Fourth Quarter Performance
Diluted net earnings for the fourth quarter of fiscal 2010 were $0.95 per diluted share, including $0.03 per share unfavorable impact due to a higher than expected effective tax rate. The Company reported net earnings of $0.99 per diluted share in the fourth quarter last year.

For the fourth quarter of fiscal 2010, net sales increased 5% to $839.3 million, from $801.2 million in the year ago period. Same store sales for the fourth quarter decreased 3%, compared to a same store sales increase of 9% last year.

Full Fiscal Year Performance
Diluted net earnings for fiscal 2010 were $2.49 per share, including the aforementioned $0.03 per share impact due to a higher than expected effective tax rate and a previously disclosed after tax charge of $0.04 per diluted share resulting from the third quarter retirement plan payment to the Company’s Chairman and former Chief Executive Officer. The Company reported net earnings of $2.27 per share in the same period last year.

Net sales for fiscal 2010 increased 8% to $2.400 billion, from $2.230 billion in the year ago period. Same store sales for fiscal 2010 increased 1%, compared to a same store sales increase of 10% last year.

Thomas P. Johnson, Chief Executive Officer, commented, “In 2010 the Aéropostale brand continued to build momentum and popularity, we opened our flagship Times Square store, and we continued the roll-out of our children’s concept ‘P.S. from Aéropostale.’ While we are proud of our many accomplishments, our performance in the back-half was below our expectations. The teen retail environment was highly promotional and we believe that we did not execute to our full potential. Moving into 2011, we recognize our opportunities and are more determined than ever to show the power of the Aéropostale brand.”

First Quarter and Full Year 2011 Guidance
For the first quarter of fiscal 2011, the Company expects earnings in the range of $0.35 to $0.38 per share, compared to earnings of $0.48 per share last year. For the full year, the Company expects net earnings in the range of $2.20 to $2.40 per diluted share.

Mr. Johnson, continued, “Our outlook for the first quarter reflects the impact from clearing through holiday inventories, and our outlook for the full year reflects industry wide inflationary pressures. As we look forward into 2011, we recognize that the entire sector faces near term challenges. We are, however, focused on leveraging our flexible promotional business model to navigate through the current environment and delivering on our initiatives to position ourselves for future growth.”

E-commerce
Net sales from the Company’s e-commerce business for the fourth quarter of fiscal 2010 increased 21% to $77.3 million, from $63.8 million in the year ago period.  Net sales from the Company’s e-commerce business for fiscal 2010 increased 24% to $160.2 million, from $129.0 million in the year ago period.

Share Repurchase Program
The Company repurchased 10.3 million shares of common stock for $257.5 million during fiscal 2010. As of January 29, 2011 the Company had $245.3 million of remaining buyback availability under the $1.15 billion share repurchase program.

Store Growth and Capital Spending for Fiscal 2011
For fiscal 2011 the Company plans to invest approximately $70.0 million to open approximately 30 Aéropostale stores, approximately 20 P.S. from Aéropostale stores, and remodel approximately 50 stores, in addition to certain information technology investments. This compares to capital expenditures of approximately $100.8 million in fiscal 2010.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its fourth quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 906 Aéropostale stores in 49 states and Puerto Rico, 59 Aéropostale stores in Canada and 47 P.S. from Aéropostale stores in 13 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 29, 2011	January 30, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$265,553	$346,976
Merchandise inventory	156,596	132,915
Other current assets	47,398	50,126
Total current assets	469,547	530,017

Fixtures, equipment and improvements, net	299,242	251,558

Other assets	17,061	10,734

TOTAL ASSETS	$785,850	$792,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$103,014	$90,850
Accrued expenses	113,167	150,990
Total current liabilities	216,181	241,840

Other non-current liabilities	137,032	115,980

Stockholders’ equity	432,637	434,489

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$785,850	$792,309

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	January 29, 2011		January 30, 2010
		% of sales		% of sales

Net sales	$839,331	100.0%	$801,223	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	541,205	64.5	490,575	61.2

Gross profit	298,126	35.5	310,648	38.8

Selling, general and administrative expenses	154,253	18.4	151,498	18.9

Income from operations	143,873	17.1	159,150	19.9

Interest expense	(68)	0.0	(32)	0.0

Income before income taxes	143,805	17.1	159,118	19.9

Income taxes	59,985	7.1	62,554	7.8

Net income	$83,820	10.0%	$96,564	12.1%

Basic earnings per share	$0.96		$1.00

Diluted earnings per share	$0.95		$0.99

Weighted average basic shares	87,461		96,467

Weighted average diluted shares	88,601		97,982

STORE DATA:

Comparable store sales (decrease) increase	(3)%		9%

Stores open at end of period	1,012		952

Total square footage at end of period	3,703,033		3,428,376

Average square footage during period	3,711,795		3,431,716

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	52 weeks ended
	January 29, 2011		January 30, 2010
		% of sales		% of sales

Net sales	$2,400,434	100.0%	$2,230,105	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	1,514,272	63.1	1,382,958	62.0

Gross profit	886,162	36.9	847,147	38.0

Selling, general and administrative expenses	499,368	20.8	464,462	20.8

Income from operations	386,794	16.1	382,685	17.2

Interest (expense) income	(118)	0.0	121	0.0

Income before income taxes	386,676	16.1	382,806	17.2

Income taxes	155,337	6.5	153,349	6.9

Net income	$231,339	9.6%	$229,457	10.3%

Basic earnings per share	$2.52		$2.30

Diluted earnings per share	$2.49		$2.27

Weighted average basic shares	91,700		99,629

Weighted average diluted shares	92,762		101,025

STORE DATA:

Comparable store sales increase	1%		10%

Average square footage during period	3,568,442		3,358,199